Pricing supplement No. 70S To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement S dated April 18, 2007	Registration Statement No. 333-137902 Dated May 17, 2007; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$6,735,000

Five-Year Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return (Non-Principal Protected) due May 22, 2012

General

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The securities are designed for investors who seek a return linked to the appreciation of the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return. Investors should be willing to forgo any coupon payments and, if the Index does not appreciate by at least 10.8% over the term of the securities, be willing to lose some or all of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due May 22, 2012.
•	Minimum denominations of $10,000.
•	The securities priced on May 17, 2007 and are expected to settle on May 22, 2007.

Key Terms

Issuer:	Deutsche Bank AG, London Branch

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa1 to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Issue Price:	100% of face amount

Index:	The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return

Redemption Amount:

A cash payment, determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, that provides you with a return per $10,000 security face amount equal to the Index Return multiplied by the product of $10,000 and the Adjustment Factor. Your payment per $10,000 security face amount will be calculated as follows:

($10,000 x Adjustment Factor) x Index Return

Your investment will be fully exposed to any decline in the Index. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is less than the Initial Level, you will lose 1% of the face amount of your securities for every 1% that the Index is less than the Initial Level. In addition, the Adjustment Factor will lower your return by 1.95% of the return you would have otherwise received per year regardless of whether the Index appreciates or declines in value.

You will lose some or all of your investment at maturity or upon early redemption if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level
Initial Level

Adjustment Factor:	1 – (0.0195 x (Days / 365)) where “Days” equals the number of calendar days from the Trade Date to, but excluding, the Final Valuation Date or the Early Redemption Valuation Date, as applicable.

Payment at Maturity:	If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level and Adjustment Factor applicable on the Final Valuation Date.

Early Redemption:

You will have the right to cause us to redeem your securities on a monthly basis after the Settlement Date upon fourteen (14) calendar days notice. If you exercise your early redemption right in accordance with the procedures described in this pricing supplement, we will pay you the Early Redemption Amount on the 28th day of the applicable month, or if such day is not an Index Business Day, the first succeeding Index Business Day, subject to postponement in the event of a market disruption event as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement. The Early Redemption Amount will be calculated using the Final Level and Adjustment Factor applicable on the Early Redemption Valuation Date. See the section entitled “Early Redemption” in this pricing supplement.

Initial Level:	1,321.62

Final Level:	For any Index Business Day, the closing level of the Index on such Index Business Day.

Early Redemption Valuation Date:

The third Index Business Day prior to the 28th day of the applicable month, subject to postponement in the event of a market disruption event as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Final Valuation Date:	May 17, 2012, subject to postponement in the event of a market disruption event as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Trade Date:	May 17, 2007

Settlement Date:	May 22, 2007

Maturity Date:	May 22, 2012, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Index Business Day:

A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

CUSIP:	2515A0CJ0

ISIN:	US2515A0CJ07

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$0.00	$10,000.00
Total	$6,735,000.00	$0.00	$6,735,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$6,735,000.00	$206.77

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement S dated April 18, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement S dated April 18, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507084001/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity on the securities. The hypothetical Redemption Amounts set forth below assume an Initial Level of 1307 and a period of 1827 calendar days from the Trade Date to the Final Valuation Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index Level	Index Return (%)	Redemption Amount on the Securities ($)	Return on Securities (%)
1,895	45.00%	$13,084	30.8%
1,830	40.00%	$12,633	26.3%
1,764	35.00%	$12,182	21.8%
1,699	30.00%	$11,731	17.3%
1,634	25.00%	$11,280	12.8%
1,568	20.00%	$10,829	8.3%
1,503	15.00%	$10,378	3.8%
1,438	10.00%	$ 9,926	-0.7%
1,372	5.00%	$ 9,475	-5.2%
1,307	0.00%	$ 9,024	-9.8%
1,242	-5.00%	$ 8,573	-14.3%
1,176	-10.00%	$ 8,122	-18.8%
1,111	-15.00%	$ 7,670	-23.3%
1,046	-20.00%	$ 7,219	-27.8%
980	-25.00%	$ 6,768	-32.3%
915	-30.00%	$ 6,317	-36.8%
850	-35.00%	$ 5,866	-41.3%
784	-40.00%	$ 5,414	-45.9%
719	-45.00%	$ 4,963	-50.4%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 1307 to a Final Level of 1634. Assuming a period of 1827 calendar days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $11,280 per $10,000 security face amount, calculated as follows:

(1 – (0.0195 x (1827 / 365))) x $10,000 x (1634/1307) = $11,280

Example 2: The Initial Level and the Final Level of the Index are both 1307 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a payment at maturity that is less than $10,000 per $10,000 security face amount. Assuming a period of 1827 calendar days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $9,024 per $10,000 security face amount, calculated as follows:

(1 – (0.0195 x (1827 / 365))) x $10,000 x (1307/1307) = $9,024

Example 3: The level of the Index decreases from the Initial Level of 1307 to a Final Level of 1242. Assuming a period of 1827 calendar days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $8,573 per $10,000 security face amount, calculated as follows:

(1 – (0.0195 x (1827 / 365))) x $10,000 x (1242/1307) = $8,573

SELECTED PURCHASE CONSIDERATIONS

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION. — The payment at maturity or upon early redemption will be reduced by approximately 1.95% for each year the securities remain outstanding. Because the Adjustment Factor is applied to the closing value of the Index on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, the adjustment Factor will reduce the return on the securities regardless of whether the Index closing level on the Final Valuation Date or on an Early Redemption Valuation Date, as applicable, is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – MEAN REVERSION™ TOTAL RETURN — The return on the securities is linked to the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return. The Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return is composed of futures contracts on six commodities — Crude Oil, Heating Oil, Aluminum, Gold, Wheat and Corn — and its closing level is calculated on a “total return” basis, as described below under “Information Relating to the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return.”

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Assuming this treatment is respected, your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In addition, under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities. For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders” for a discussion of certain German tax considerations relating to the securities.

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SELECTED RISK CONSIDERATIONS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, as compared to the Initial Level.

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THE INCLUSION OF AN ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION — The payment at maturity or upon early redemption will be reduced by approximately 1.95% for each year the securities remain outstanding. Since the Adjustment Factor is applied to the closing value of the Index on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, the adjustment Factor will reduce the return on the securities regardless of whether the Index closing level on the Final Valuation Date or on the Early Redemption Valuation Date, as applicable, is greater than the Initial Level. The securities have a term of five years, so the total return at maturity will be reduced by approximately 9.75% compared to the total return if the Adjustment Factor had not been applied. Consequently, at maturity, you will receive less that your original investment unless the Final Level determined on the Final Valuation Date is at least 10.8% greater than the Initial Level.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE INDEX MAY LIMIT THE INDEX RETURN AND CONSEQUENTLY THE RETURN ON THE SECURITIES — During the term of the securities, the Index Sponsor may make adjustments to the weights of the futures contracts included in the Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Index during certain periods and could adversely affect the Index Return. See “The Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return — Determining the Instrument Amount on a Rebalancing Day.”

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, you will only receive a positive return on your investment if the Final Level on the Final Valuation Date exceeds the Initial Level by 10.8%. If you choose to exercise your early redemption right, you will receive a positive return on your investment only if the Final Level on the Early Redemption Valuation Date exceeds the Initial Level by an amount sufficient to entirely offset the effect of the Adjustment Factor. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT, THE INDEX SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities, the Index Sponsor and the calculation agent for the Index. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place and has even more discretion in the case of a Force Majeure event relating to the Index. The Index Sponsor also has discretion in selecting the futures contracts whose prices are reflected in the Index at the time when the Final Level is determined. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent, Index Sponsor and the calculation agent for the Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as holders of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index constituents (or various contracts or products related to the Index constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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THE TRADING VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The trading value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations.

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the value of the Index, which will in turn be affected by interest rates; domestic and foreign economic and political conditions generally; monetary policies of the Federal Reserve Board; inflation and expectations concerning inflation; and the commodity markets (in particular, the market for futures contracts on crude oil, heating oil, aluminum, gold, corn and wheat), which may fluctuate rapidly based on numerous factors including changes in supply and demand relationships, weather, agricultural, trade, fiscal, monetary and exchange control programs, and geopolitical and economic events, including wars, acts of terrorism and natural disasters;

•	the volatility of each Index constituent;

•	the combined volatility of the Index constituents as reflected in the volatility of the Index; and

•	the creditworthiness of the Issuer.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index constituents increase or decrease to the same degree at the same time. To the extent that correlation among the Index constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL ELEMENT INCLUDED IN THE INDEX — The return on your investment in the securities could be less than the return on an alternative investment with similar risk characteristics, even if some of the Index constituents have generated significant returns. The levels of the Index constituents may move in different directions at different times compared to each other, and underperformance by one or more of the Index constituents may reduce the performance of the Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the Index constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the Index constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the level of the Index and, consequently, the return on your investment.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, would likely have an adverse effect on the level of Index and, therefore, on the return on your securities. Limited liquidity relating to the Index constituents may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. tax treatment of a security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of a security are uncertain and no assurance can be given that the IRS or the courts will agree with the treatment described herein. If the

IRS were successful in asserting an alternative treatment for a security, the timing and character of income on a security might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a security (including alternative treatments) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

EARLY REDEMPTION

You will have the right to cause us to redeem your securities on a monthly basis after the Settlement Date upon fourteen (14) calendar days notice. If you exercise your early redemption right in accordance with the procedures described in this pricing supplement, we will pay you the Early Redemption Amount on the 28th day of the applicable month, or if such day is not an Index Business Day, the first succeeding Index Business Day, subject to postponement in the event of a market disruption event as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement. The Early Redemption Amount will be calculated using the Final Level and Adjustment Factor applicable on the Early Redemption Valuation Date.

Because the securities are represented by a global security, the Depository Trust Company (the “Depositary”) or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the early redemption right. In order to ensure that the Depositary’s nominee will timely exercise the early redemption right, you must instruct your broker through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is received fourteen (14) calendar days prior to the applicable redemption date. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of the early redemption right.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. DBSI expects that the repurchase price will be based on the then current Redemption Amount (under normal market conditions as determined by the Issuer in its sole discretion).

THE DEUTSCHE BANK LIQUID COMMODITY INDEX—

MEAN REVERSION™ TOTAL RETURN

The Index reflects the performance of a basket of futures contracts relating to six commodities (each such futures contract, an “Exchange Traded Instrument”) and measures the value of this basket by tracking the closing prices of certain exchange traded contracts for the future delivery of each of these commodities, adjusted to reflect the relative weight of each commodity in the Index. The commodities included in the Index are: West Texas Intermediate light sweet crude oil (“crude oil”), New York Harbour no. 2 heating oil (“heating oil”), high grade primary aluminum (“aluminum”), gold, corn and wheat (each, an “Index Constituent”). The relative weight of each Index Constituent reflected in the Index is variable and is adjusted from time to time.

Because the Index measures the value of the Index Constituents by tracking the prices of Exchange Traded Instruments, the index methodology includes provisions that provide for the periodic replacement of Exchange Traded Instruments as they approach maturity. This replacement takes place over a period of time, referred to as the “Recomposition Period,” to lessen the impact of such replacement on the markets for the Index Constituents. Each Recomposition Period normally lasts for a number of Index Business Days (as defined below). The Recomposition Period occurs monthly for Exchange Traded Instruments relating to crude oil and heating oil, and annually for Exchange Traded Instruments relating to aluminum, gold, corn and wheat. This replacement process is described in more detail below under the heading “—Determining the Instrument Amount During a Recomposition Period.”

Deutsche Bank AG, London Branch (the “Index Sponsor”) established the Index in February 2003. The Index Sponsor will publish the Index closing level for each trading day on Bloomberg ticker DBLCMMVL <Index> or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Index Sponsor will also publish adjustments made to the Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this pricing supplement.

Calculation of the Index Closing Level

The closing level of the Index is calculated on a “total return” basis (the “TR Closing Level”) by the Index Sponsor on each Index Business Day as follows: the TR Closing Level on the Index Business Day immediately preceding such Index Business Day multiplied by the product of (i) the sum of (a) the ER Closing Level (as defined below) for such Index Business Day divided by the ER Closing Level for the Index Business Day immediately preceding such Index Business Day and (b) the TBill Accrual Factor (as defined below) for such Index Business Day and (ii) the sum of (a) 1 and (b) the TBill Accrual Factor for such Index Business Day raised to the power of the number of days which are not Index Business Days during the period from (but excluding) the Index Business Day immediately preceding such Index Business Day to (but excluding) such Index Business Day. In this way, the “total return” basis reflects a Treasury Bill interest component.

“TBill Accrual Factor” means, in respect of an Index Business Day, an amount calculated by the Index Sponsor in accordance with the following formula:

(1 – 91/360 x TBR)-1/91 – 1

Where “TBR” means the closing three-month Treasury Bill rate appearing on Reuters Page US3MT = RR (or such page or service as may replace Reuters Page USM3T for the purposes of displaying three-month Treasury Bill rates) in respect of the Index Business Day immediately preceding such Index Business Day (the “TBill Determination Rate” or if such rate is not published in respect of the TBill Determination Rate, the closing three-month Treasury Bill rate last published prior to the TBill Determination Rate.

The “ER Closing Level” will be the closing level of the Index on an “excess return” basis and will be calculated on each Index Business Day by (i) taking the sum of the Weighted Closing Price for each Exchange Traded Instrument included in the Index on such Index Business Day, and (ii) rounding to six decimal places, with 0.0000005 being rounded upwards.

The “Weighted Closing Price” for an Exchange Traded Instrument on a particular Index Business Day is the product of the weight assigned to such Exchange Traded Instrument on such day, referred to as the “Instrument Amount,” multiplied by the closing price for such day for such Exchange Traded Instrument on the relevant exchange.

On May 17, 2007, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Exchange	Instrument Amount
Heating Oil	NYMEX	12.86%
Crude Oil	NYMEX	30.37%
Aluminum	LME	10.44%
Gold	COMEX	6.11%
Corn	CBOT	17.12%
Wheat	CBOT	23.10%

The methodology used to obtain the closing price for an Exchange Traded Instrument varies depending on the Index Constituent underlying such Exchange Traded Instrument and is determined as follows:

Crude Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to crude oil will be the price at the regular close of the principal trading session on such day on the New York Mercantile Exchange or its successor (“NYMEX”) of such Exchange Traded Instrument, expressed in U.S. Dollars per barrel of crude oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Heating Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to heating oil will be the price at the regular close of the principal trading session on such day on NYMEX of such Exchange Traded Instrument, expressed in U.S. Dollars per U.S. gallon of heating oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Aluminum Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to aluminum will be the price at the regular close of the principal trading session on such day on

The London Metal Exchange Limited or its successor (“LME”) of such Exchange Traded Instrument, re-expressed in U.S. Dollars per metric tonne of aluminum, as published by LME for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by LME for the immediately preceding Index Business Day for which a price is available.

Gold Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to gold will be the price at the regular close of the principal trading session on such day on the Commodity Exchange Inc., New York or its successor (“COMEX”) of such Exchange Traded Instrument, expressed in U.S. Dollars per troy ounce of gold, as published by COMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by COMEX for the immediately preceding Index Business Day for which a price is available.

Corn Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to corn will be the price at the regular close of the principal trading session on such day on the Board of Trade of the City of Chicago Inc., or its successor (“CBOT”) of such Exchange Traded Instrument, expressed in U.S. Dollars per bushel of corn, as published by CBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Wheat Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to wheat will be the price at the regular close of the principal trading session on such day on CBOT of such Exchange Traded Instrument, expressed in U.S. Dollars per U.S. bushel of wheat of the grades deliverable in respect of the relevant Exchange Traded Instrument in accordance with the rules of CBOT, as published by CBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Corrections To Closing Prices For Exchange Traded Instruments

The Index Sponsor will adjust the closing price for the relevant Exchange Traded Instrument to reflect any corrections to such closing price that have been published by the relevant exchange prior to 11:00 p.m. (London time) on the Index Business Day immediately following the Index Business Day to which the closing price relates, or, if the publication time of any such closing price is amended by the relevant exchange, such other time as the Index Sponsor may determine and publish as a replacement for 11:00 p.m. (London time).

Determining the Instrument Amount

The Instrument Amount reflects the weight of a particular Exchange Traded Instrument in the Index.

The Instrument Amount for any Index Business Day that is neither a Rebalancing Day nor a day falling within a Recomposition Period will be the Instrument Amount for the immediately preceding Index Business Day that does not fall within a Recomposition Period.

The Instrument Amount for a particular Exchange Traded Instrument will change during each Recomposition Period and on any Rebalancing Day. In addition, the Instrument Amount may change in the event of a Market Disruption Event. Each change to the Instrument Amount is described in more detail below.

Determining the Instrument Amount During a Recomposition Period

The Recomposition Period is a transition period during which the then-applicable Exchange Traded Instrument (the “Old Instrument”) relating to a particular Index Constituent is removed from the Index and replaced with a new Exchange Traded Instrument (the “New Instrument”) with a maturity date in the next month, in the case of Exchange Traded Instruments referencing crude oil and heating oil, or a maturity date in December of the following year in the case of Exchange Traded Instruments referencing aluminum, gold, corn and wheat. To lessen the impact on the market for the relevant Index Constituent, such replacement occurs gradually over a number of Index Business Days, which constitutes the Recomposition Period. The Recomposition Period for the Exchange Traded Instruments relating to a particular Index Constituent, however, will be extended to the next occurring Valid Date for such Index Constituent if the fifth Index Business Day in the Recomposition Period is not such a Valid Date.

Exchange Traded Instruments relating to crude oil and heating oil will be subject to Recomposition Periods occurring on a monthly basis, each beginning on, and including, the second Index Business Day of a month and ending on, and including, the sixth Index Business Day of such month. Exchange Traded Instruments relating to aluminum, gold and corn will be subject to Recomposition Periods occurring in November of each year, each beginning on, and including the second Index Business Day in that month and ending on, and including, the sixth Index Business Day of that month. Exchange Traded Instruments relating to wheat will be subject to Recomposition Periods occurring each year, each beginning on, and including the twelfth day of October and ending on, and including, the eighth day of November.

Determining the Instrument Amount on a Rebalancing Day

The methodology underlying the Index employs a process of dynamically increasing the Instrument Amount of an Exchange Traded Instrument when its price is historically low, and decreasing the amount when its price is historically high. Such increases or decreases for a particular Instrument Amount are effected on Rebalancing Days, which occur when one-year average prices for an Exchange Traded Instrument diverge five percent or more when compared to the five-year average prices for that Exchange Traded Instrument.

If, on a Rebalancing Day, the short-term average prices for Exchange Traded Instruments relating to an Index Constituent exceed the long-term average prices for such instruments by approximately 5% or more, then the Index rebalancing methodology calls for a reduced weight being assigned to such Exchange Traded Instruments. Conversely, if the short-term average prices are below their long-term averages by approximately 5% or more, then the Index rebalancing methodology calls for increased weight being assigned to such Exchange Traded Instruments.

Definitions of Valid Dates, Exchange Business Days and Index Business Days:

“Exchange Business Day” means, in respect of an Index Constituent, a day which is (or, but for the occurrence of a Market Disruption Event or Force Majeure Event would have been) a trading day for the Exchange Traded Instruments relating to such Index Constituent on the relevant exchange.

“Valid Date” means an Exchange Business Day on which a Market Disruption Event in respect of such Index Constituent or a related Exchange Traded Instrument does not occur.

Market Disruption Events and Force Majeure Events

If the Index Sponsor is required on an Index Business Day to calculate the closing price for an Exchange Traded Instrument in a different manner than set forth above under “—Calculation of the Index Closing Level,” due to the occurrence or continuance of an event, other than a Force Majeure Event (as defined below), then such event will be a “Market Disruption Event” with respect to such Exchange Traded Instrument, the Index Constituent underlying such instrument and the Index.

The Index Sponsor will not calculate the Index closing level in the event of an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, Act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines, in its discretion, affects the Index or any Index Constituent (a “Force Majeure Event”). If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may, in its discretion, take one or more of the following actions: (i) make such determinations and/or adjustments as it considers appropriate to determine the Index closing level; or (ii) defer publication of information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists.

Change in the Methodology of the Index

The Index Sponsor may modify the methodology used to determine the Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Constituent or an Exchange Traded Instrument). The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision used to determine the Index closing level. The Index Sponsor will publish notice of any such modification or change and the effective date thereof as described above.

HISTORICAL INFORMATION

Set forth below is a graph of the high, low and period end closing levels of the Index for each calendar quarter since December 1, 1988 through the second calendar quarter of 2007 (ending May 17, 2007). The closing level of the Index on May 17, 2007 was 1,321.62.

Because the Index was launched in February 2003, the Index Sponsor has retrospectively calculated the levels of the Index on all dates prior to February 2003 using the same methodology as described above. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to February 2003.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Early Redemption Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. See “Underwriting” in the accompanying product supplement.